Exhibit 99.2

Unaudited Pro Forma Combined Condensed Financial Statements

On August 8, 2004, Terra Industries Inc. (Terra) entered into a definitive agreement under which Terra will acquire all of the outstanding shares of Mississippi Chemical (MCC). MCC is currently operating under Chapter 11 of the U.S. Bankruptcy Code. As a result, the purchase agreement and related amended plan of reorganization are subject to approval by the U.S. Bankruptcy Court, as well as other regulatory approvals. Prior to the Terra acquisition and pursuant to the amended plan of reorganization, MCC’s nitrogen and phosphate businesses will be separated and the phosphate business will be either sold to a third party or transferred to the creditors of MCC. After confirmation of the amended plan of reorganization, Terra will acquire all of the stock of MCC.

The following unaudited pro forma combined condensed financial information give effect to the proposed merger of MCC with and into a wholly owned subsidiary of Terra, using the purchase method of accounting, as prescribed by Statement on Financial Accounting Standards No. 141, Business Combinations, after giving effect to the pro forma adjustments described in the accompanying notes. The unaudited pro forma combined condensed financial statements should be read in conjunction with the audited and unaudited consolidated financial statements of Terra and MCC filed with the United States Securities and Exchange Commission (“SEC”) on Forms 10-K and 10-Q.

The unaudited pro forma combined condensed statements of operations give effect to the merger as if it had occurred at the beginning of the earliest period presented. Terra’s fiscal year ended on December 31, 2003 and MCC’s fiscal year ended on June 30, 2004. The unaudited pro forma combined condensed statements of operations for the twelve months ended December 31, 2003 and the six months ended June 30, 2004 combine the historical consolidated statement of operations of Terra with the recasted, unaudited consolidated statement of operations of MCC for the twelve-month period ended December 31, 2003 and the six-month period ended June 30, 2004, respectively. For the purposes of presenting unaudited pro forma combined condensed statements of operations, MCC’s fiscal year has been recasted to December 31, 2003, by including unaudited financial statements, updated to reflect the discontinuance of MCC’s Phosphate, Potash and Melamine operations, for the six months ended December 31, 2003 and the quarters ended March 31, 2003 and June 30, 2003. The unaudited pro forma combined condensed balance sheet gives effect to the merger as if it had occurred on June 30, 2004.

The unaudited pro forma adjustments described in the accompanying notes are based upon preliminary estimates and assumptions that the managements of Terra and MCC believe are reasonable. The pro forma adjustments are based on the information and assumptions available at the time of the proposed merger. The purchase price allocation will be finalized subsequent to the closing of the transaction and finalization of asset and liability valuations. The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and do not purport to be indicative of the operating results or financial position that would have actually occurred if the merger had been in effect on the dates indicated, nor is it necessarily indicative of future operating results or financial position of the merged companies. The unaudited pro forma combined condensed financial statements do not give effect to any potential cost savings or other operating efficiencies that Terra expects to result from the transaction.

Terra Industries Inc.

Unaudited Pro Forma Condensed Combined Statement of Financial Position

June 30, 2004

(in 000s)

	Terra Industries Inc.(1)	Mississippi Chemical Corporation(2)	Pro-Forma Adjustments(4)		Combined
ASSETS
Cash and short-term investments	$110,944	$22,407	$(47,433	)C	$85,918
Accounts receivable, less allowance for doubtful accounts	129,414	27,925	—		157,339
Inventories	90,015	31,497	—		121,512
Other current assets	36,739	47,225	(36,836	)E,F	47,128

Total current assets	367,112	129,054	(84,269)		411,897

Property, plant and equipment and other assets	724,713	258,582	41,435	A,D,E,F	1,024,730

Total assets	$1,091,825	$387,636	$(42,834)		$1,436,627

LIABILITIES
Debt due within one year	$157	$151,533	$(151,533	)B	$157
Accounts payable and other liabilities	149,737	41,030	(14,347	)E	176,420

Total current liabilities	149,894	192,563	(165,880)		176,577

Long-term debt and capital lease obligations	402,123	—	114,200	B	516,323
Other liabilities	147,671	42,157	49,234	F	239,062
Minority interest	93,255	—	—		93,255
Liabilities subject to compromise	—	231,899	(231,899	)E	—

Total liabilities and minority interest	792,943	466,619	(234,345)		1,025,217

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	16,978	G	16,978
Common shares	129,094	280	14,720	G	144,094
Paid-in-capital	555,684	306,063	(225,513	)G	636,234
Accumulated other comprehensive loss	(47,221)	(10,811)	10,811	G	(47,221)
Accumulated deficit	(338,675)	(346,041)	346,041	G	(338,675)
Treasury stock	—	(28,474)	28,474	G	—

Total stockholders’ equity	298,882	(78,983)	191,511		411,410

Total liabilities and stockholders’ equity	$1,091,825	$387,636	$(42,834)		$1,436,627

See accompanying schedules for footnotes and explanation of pro forma adjustments.

Terra Industries Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2004

(in 000s except per share amounts)

	Terra Industries Inc.(1)	Mississippi Chemical Corporation(2)	Pro-Forma Adjustments(3)		Combined
REVENUES
Revenues, net	$777,797	$161,940	$9,619	B	$949,356

COSTS AND EXPENSES
Cost of sales	694,225	132,692	11,145	A,B	838,062
Selling, general and administrative expense	16,604	10,921	—		27,525
Recovery of product claim costs	(17,903)	—	—		(17,903)
Other	—	1,286	(1,286	)I	—

Income (loss) from operations	84,871	17,041	(240)		101,672
Interest income	989	—	—		989
Interest expense	(26,941)	(10,014)	1,538	C	(35,417)
Other income	—	2,392	(2,083	)B	309
Minority interest	(6,499)	—	—		(6,499)

Income (loss) from continuing operations before income taxes and reorganization expense	52,420	9,419	(785)		61,054
Reorganization expense	—	(34,654)	—		(34,654)
Income tax (provision) benefit	(16,325)	(13,627)	173	E	(29,779)

Income (loss) from continuing operations	$36,095	$(38,862)	$(612)		$(3,379)

Basic income (loss) from continuing operations per share	$0.48				$(0.04)
Diluted income (loss) from continuing operations per share	$0.46				$(0.04)

Weighted average shares used in computing per share amounts
Basic	75,769		15,000	D	90,769

Diluted	77,663		13,106	D	90,769

See accompanying schedules for footnotes and explanation of pro forma adjustments.

Terra Industries Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended December 31, 2003

(in 000s except per share amounts)

	Terra Industries Inc.(1)	Mississippi Chemical Corporation(2)	Pro-Forma Adjustments(3)		Combined
REVENUES
Revenues, net	$1,351,055	$275,445	$11,373	B	$1,637,873

COSTS AND EXPENSES
Cost of sales	1,281,663	230,453	27,156	A,B	1,539,272
Selling, general and administrative expense	39,861	23,977	—		63,838
Impairment of long-lived assets	53,091	62,912	—		116,003
Other	—	12,503	(12,503	)B	11,315

Loss from operations	(23,560)	(54,400)	(3,280)		(81,240)
Interest income	534	—	—		534
Interest expense	(55,072)	(20,514)	3,564	C	(72,022)
Other income	—	1,778	(1,188	)B	590
Minority interest	8,617	—	—		8,617

Loss from continuing operations before income taxes and reorganization expense	(69,481)	(73,136)	(904)		(143,521)
Reorganization expense	—	(13,997)	—		(13,997)
Income tax (provision) benefit	57,000	1,524	334	E	58,858

Loss from continuing operations	$(12,481)	$(85,609)	$(570)		$(98,660)

Basic and diluted loss from continuing operations per share	$(0.16)				$(1.09)

Weighted average basic and diluted shares used in computing loss per share	75,676		15,000	D	90,676

See accompanying schedules for footnotes and explanation of pro forma adjustments.

Terra Industries Inc.

Notes to Unaudited Pro Form Condensed Combined Financial Statements

(amounts in thousands except per share data)

On August 8, 2004, Terra Industries Inc. (Terra) signed an agreement to acquire all of the issued and outstanding shares of common stock of Mississippi Chemical Corporation (MCC) in a transaction to be accounted for as a purchase business combination. The assets acquired and liabilities assumed will be assigned a portion of the purchase price equal to their respective fair market values at the date of acquisition.

Components of the estimated purchase consideration

The pro forma financial information reflects Terra’s acquisition of the assets and liabilities of MCC for consideration valued, as of June 30, 2004, of approximately $283.7 million. The pro forma adjustments reconcile the historical balance sheet of MCC to the allocated purchase price and include the purchase consideration. The description of the components of the estimated purchase price is as follows:

Terra common stock issued to holders of MCC common stock and unsecured debt	$84,750
Terra preferred stock issued to holders of unsecured debt	16,978
Assumption of MCC’s debtor in possession term loan	125,000
Repayment of secured creditors and senior claims	44,993
Estimated transaction costs	12,000

$283,721

In connection with the acquisition, Terra has agreed to issue 250,000 and 14,750,000 shares of common stock to holders of MCC common stock and unsecured debt, respectively. The fair value of the common stock above was determined based upon an assumed closing at June 30, 2004. If the transaction closed as of September 24, 2004, the fair value of the common stock would have been approximately $119.7 million.

Additionally, Terra has agreed to issue preferred stock to holders of MCC’s unsecured debt. The number of shares of preferred stock is subject to minimum and maximum limitations, and will be adjusted based upon working capital adjustments.

Purchase price allocation

The following represents the preliminary allocation of the estimated purchase price over the historical net book value of the acquired assets and assumed liabilities of MCC as of the date of the pro forma balance sheet. Assuming the transaction occurred on June 30, 2004, the estimated purchase prices allocation would have been as follows:

Working capital, including cash acquired	$65,535
Property, plant, and equipment and other long-term assets	299,560
Non-current liabilities	(81,374)

Purchase price	$283,721

At June 20, 2004, the purchase price exceeded the historical cost of the net assets acquired by $22.6 million. This amount has been preliminarily allocated to property, plant and equipment and other long-term assets. Had the transaction closed on September 24, 2004, the purchase price would have exceeded the historical cost by approximately $75 million. Upon closing, Terra expects to allocate a portion of the purchase price to property, plant and equipment, investment in affiliates and identifiable intangible assets. The purchase price allocation will be completed after the closing of the transaction and finalization of asset and liability valuations.

The unaudited pro forma financial statements are based upon the following:

1.	The historical consolidated financial statements of Terra.

2.	The historical consolidated financial statements of Mississippi Chemical Corporation recast to reflect the discontinued operations of the Phosphate, Potash and Melamine businesses.

3.	The pro forma statement of operations adjustments are as follows:

A.	To provide for depreciation and amortization of the fair value assigned to all identifiable tangible and intangible assets.

	For the six months ended June 30, 2004	For the twelve months ended December 31, 2003
Historical MCC depreciation and amortization	$6,634	$13,465
Pro forma expense	8,771	17,543

Pro forma adjustment	$2,137	$4,078

Terra expects to depreciate the acquired depreciable assets over 15 years. If the transaction closed on September 24, 2004, the pro forma depreciation expense would increase approximately by $1.7 million and $3.4 million for the six months ended June 30, 2004, and twelve months ended December 31, 2003, respectively.

B.	Adjustments and reclassifications to conform statement of operations classifications:

	For the six months ended June 30, 2004	For the twelve months ended December 31, 2003
Shipping costs included net in revenues	$7,536	$11,373

Terra records shipping expenses billed to customers as a component of cost of sales and revenues, whereas MCC has recorded shipping costs as a reduction of revenues.

Gain on sale of operating property	$—	$1,188

Terra records gains of the sale of operating properties as a reduction of operating expenses. MCC has historically classified this amount as a component of other income.

Income earned from terminal	$2,083	$—

Terra records income from terminals as revenue. MCC has historically classified this amount as a component of other income.

Adjustment for the impact of deferring turnaround costs	$186	$486

Idle facility charges—reclassification from other costs and expenses to cost of sales	$1,286	$11,315

Terra capitalizes major maintenance and turnaround costs and amortizes the expense over the following 24 months, whereas MCC expensed such costs as incurred. Additionally, during the twelve months ended December 31, 2003, MCC recognized certain idle facility charges in other costs and expenses. Terra includes such amounts in cost of sales.

The table below summarizes the adjustments made to Revenues and Cost of sales.

	For the six months ended June 30, 2004	For the twelve months ended December 31, 2003
REVENUES
Recognition of shipping costs	$7,536	$11,373
Income earned from terminal	2,083	—

	$9,619	$11,373

COST OF SALES
Recognition of shipping costs	$7,536	$11,373
Idle capacity and other costs	1,286	11,315
Accounting for turnaround costs	186	486
Increased depreciation and amortization charges (Adjustment 3.A)	2,137	4,078

	$11,145	$27,156

C.	Adjust interest expense relating to the rollover of MCC’s debtor in possession term loan to Terra’s rate for the amended loan. MCC’s loan bears interest at the prime commercial rate plus 4% as well as an additional monthly in-kind interest at 9% per annum. Upon closing, Terra will rollover $125 million of the loan, and repay the balance. The amended debt will bear interest at a variable rate, which is currently 12.46% per annum. The 12.46% effective rate is composed of a variable coupon rate, currently 9.56% and the amortization of debt discounts of 2.9%.

	For the six months ended June 30, 2004	For the twelve months ended December 31, 2003
MCC historical interest expense	$(10,014)	$(20,514)
Interest expense on amended loan	(8,476)	(16,950)

	$1,538	$3,564

D.	The pro forma weighted average shares outstanding for the six months ended June 30, 2004 and twelve months ended December 31, 2003 are as follows:

	For the six months ended June 30, 2004	For the twelve months ended December 31, 2003
Basic:
Historical shares outstanding	75,769	75,676
Common stock issued	15,000	15,000

	90,769	90,676

Diluted:
Historical shares outstanding	77,663	75,676

Common stock issued	15,000	15,000
Elimination of antidilutive securities	(1,894)

	13,106	15,000

	90,769	90,676

The pro forma weighted average shares outstanding exclude the impact of the convertible preferred stock as it is anti-dilutive for the six months ended June 30, 2004 and the twelve months ended December 31, 2003.

E.	Change in income tax expense/benefit as a result of pro forma adjustments which affect taxable income.

4.	The pro forma statement of financial position adjustments are as follows:

A.	Property plant and equipment and other assets were increased by $22.6 million, representing the excess of purchase price over net book value.

B.	Adjustments to debt due within one year, long-term debt and capital lease obligations are as follows:

Terra historical debt due within one year	$157
MCC historical debt due within one year	151,533
MCC debtor in possession term loan assumed and refinanced by Terra	(125,000)
Amount to be repaid by Terra upon close	(26,533)

Pro forma debt due within one year	$157

Historical Terra long-term debt and capital lease obligation	$402,123
MCC debtor in possession term loan rolled over by Terra	114,200

Pro forma long-term debt and capital lease obligation	$516,323

As described in 4.C, Terra intends to roll over MCC’s debtor in possession term loan. The amended debt will be due four years after issuance at 102.4% of par. Additionally, in conjunction with such financing, Terra has agreed to issue 4 million warrants to the debt issuer. In accordance with Statement of Financial Accounting Standard No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, the pro forma financial statements reflect the allocation of the $125 million in proceeds between the warrants and the debt.

C.	Adjustments to cash are as follows:

Repayment of debtor in possession financing	$26,533
Payment of pre-petition claims	8,900
Transaction costs	12,000

$47,433

In addition to the repayment of a portion of the debtor in possession financing, described above, the pro forma financial statements reflect the expected payment of $8.9 million of pre-petition claims and $12 million of transaction costs. The Company currently estimates $5.5 million of the transaction costs will be recorded as a deferred asset.

D.	Turnaround and idle facility charges

As described in 3.B, MCC has historically expensed turnaround and idle facility charges as incurred. This adjustment conforms MCC’s accounting for turnaround costs with Terra’s. At June 30, 2004, $457 would be deferred on the pro forma statement of financial position.

E.	Elimination of assets and liabilities not acquired

Bond issue costs	$2,189
Discontinued assets—current	$34,344
Discontinued liabilities	$14,347
Liabilities subject to compromise	$231,899

As part of MCC’s plan of reorganization, MCC intends on disposing its Phosphate and Potash businesses. The assets and liabilities of these businesses are reflected in MCC’s Statement of Financial Position as discontinued operations, and are not being acquired by Terra in the transaction. Terra is not assuming the liabilities subject to compromise, as these amounts are to be forgiven upon MCC’s emergence from bankruptcy.

F.	Adjustment of deferred taxes

	Deferred taxes— liability	Deferred taxes— current asset	Deferred taxes— net operating loss
MCC historical amounts	$15,789	$2,492	$—
Purchase price allocation	65,023	—	15,050

	$49,234	$(2,492)	$15,050

As required by Statement of Financial Accounting Standard No. 141, Business Combinations, deferred taxes are adjusted to eliminate the previously recorded deferred tax assets and liabilities, and to recognize the difference between the assigned value and the tax basis of the recognized assets and liabilities.

G.	Equity adjustments

	Elimination of MCC equity as of June 30, 2004	Terra equity issued in connection with the acquisition	Net adjustment
Preferred stock	$—	16,978	$16,978
Common shares	$(280)	15,000	$14,720
Paid-in-capital	$(306,063)	80,550	$(225,513)
Accumulated other comprehensive loss	$10,811	—	$10,811
Accumulated deficit	$346,041	—	$346,041
Treasury stock	$28,474	—	$28,474

The estimated fair value of the warrants ($10.8 million) to be issued in connection with the term loan has been included in paid-in-capital.

The table below summarizes the adjustments made to Other current assets and Property plant and equipment and other assets.

	Other current assets	Property, plant and equipment and other assets
Elimination of deferred taxes (adjustment 4.F)	$(2,492)	$15,050
Elimination of discontinued operations (adjustment 4.E)	(34,344)	—
Excess purchase price over historical cost (adjustment 4.A)	—	22,617
Recognition of deferred turnaround costs (adjustment 4.D)	—	457
Deferred financing costs (adjustment 4.C)	—	5,500
Elimination of bond issue costs (adjustment 4.E)	—	(2,189)

	$(36,836)	$41,435